EMPLOYMENT AGREEMENT


         AGREEMENT, made effective as of the __th day of __________, 1998 by and between NORTELCO NORDIC AS, a Norwegian corporation having a place of business in Oslo, Norway (the "Company") and BJORN NYSTED (hereinafter called "Employee").

                                   WITNESSETH

         WHEREAS, the Corporation wishes to employ said Employee, and Employee wishes to maintain employment with the Company, all upon the terms and conditions herein contained.

         NOW, THEREFORE, in consideration of the covenants herein contained, the parties hereto agree as follows:

1. Employment.

         The Company hereby employs Employee and the Employee agrees to be employed by the Company to serve as the Company's President and Chief Executive Officer. Employee shall devote a sufficient amount of his business time, attention and skills to the business and affairs of the Company. Employee shall faithfully and diligently discharge his duties hereunder pursuant to and in accordance with the policies established by the Board of Directors of the Company.

2. Term of Employment.

         Except in the case of earlier termination, as hereinafter specifically provided, the term of this Agreement shall be for five (5) years, commencing on April __, 1998.

3. Salary

         During the term of this Agreement, the Company shall pay to Employee, and Employee shall accept, for all services which may be rendered by him pursuant to this Agreement, including, without limitation, acting as a director of the Company, a salary to be determined by the Board of Directors, but no less than One Hundred Sixty Thousand Dollars ($160,000) per annum, payable in accordance with the regular payroll policy of the Company, or at such other times as may be mutually agreed upon between the Company and Employee. In no event shall Employee's salary be reduced during the term of this Agreement below One Hundred Sixty Thousand Dollars ($160,000), except in the case of termination of this Agreement as herein provided.

4. Expenses

         The Company shall reimburse Executive for all reasonable and actual business expenses incurred by him in connection with his service to the Company, upon submission by him of appropriate vouchers and expense account reports.





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5.  Benefits

         In addition to the salary and bonus to be paid to Executive hereunder, the Company shall maintain medical insurance for the benefit of the Executive and his immediate family members and such other benefits as are extended to active executive employees of the Company.

6. Termination.

         (a) Anything in this Agreement contained to the contrary notwithstanding, Employee's employment hereunder shall terminate prior to the Termination Date: (i) immediately upon the death of Employee; or (ii)
immediately upon any act of willful misconduct or breach of trust by Employee against the Company; or (iii) immediately upon the conviction of the Employee for the commission of a criminal act; or (iv) immediately in the event of drug or alcohol abuse by the Employee: or (v) after notice and time to cure as herein provided, upon the failure of Employee to devote sufficient of his business time to the Corporation as provided in Paragraph 1 hereof, except by reason of disability or sickness.

         (b) In the event of the termination of Employee's employment hereunder, pursuant to the provisions of clause (v) of Paragraph 5(a), not less than twenty
(20) days' written notice of such termination shall be given by the Company to the Employee, which notice shall specify the basis for and the effective date of termination and shall provide that during such twenty-day period, Employee shall have an opportunity to cure such breach.

         (c) In the event Employee is unable, because of mental or physical disability, to substantially perform his duties hereunder for an aggregate of ninety (90) days in any twelve-month period, his compensation hereunder shall cease until he is again able to perform his duties hereunder on a full-time basis.

         (d) In addition to the foregoing, the Company may terminate this Agreement on twelve (12) months notice to the Employee, and the Employee may terminate this Agreement on six (6) months notice to the Company.

7. Payment Upon Termination Pursuant to Paragraph 7.

         In the event that Employee's employment hereunder is terminated pursuant to the provisions of Paragraph 7 above, Employee shall be paid his salary and accrued bonus, if any, pursuant to Paragraphs 3 and 4 above, to the effective date of termination, in satisfaction of all the Company's obligations and payment due and owing by the Company to Employee.

8. Amendment.

         This Agreement may only be amended by a written instrument executed by each of the parties hereto.

9. Entire Agreement.

     This Agreement constitutes the entire agreement of the parties hereto with respect to the


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subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral and written, with respect to the subject matter hereof.

10. Applicable Law.

         This Agreement shall be governed by the laws of Norway applicable to contracts made and to be wholly performed therein.

         IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.


NORDIC EQUITY PARTNERS CORP.


By:_____________________________



--------------------------------
Bjorn Nysted